Exhibit 2.4

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 3, 2010 (this “Agreement”), by and among each of the Persons identified on Schedule I hereto (collectively, the “Stockholders”) and Wellspring OMNI Holdings Corporation, a Delaware corporation (“Parent”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Wellspring Omni Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and OMNI Energy Services Corp., a Louisiana corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Acquisition will merge with and into the Company (the “Merger”) and each outstanding share of Company Common Stock (as defined in the Merger Agreement) will be converted into the right to receive the Merger Consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns (as hereinafter defined) the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Capitalized Terms. For the purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.02 Other Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

(a) “Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such securities; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such securities; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the

Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

(b) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) “Company Common Stock” means Company Common Stock and will also include for purposes of this Agreement all shares or other voting securities into which Company Common Stock may be reclassified, sub-divided, consolidated or converted and all shares or other voting securities convertible into or exercisable or exchangeable for Company Common Stock and in each case any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Company Common Stock and entitled to vote in respect of the matters contemplated by Article II. For the avoidance of any doubt, Company Common Stock shall include the Company Preferred Stock.

(d) “Covered Shares” means, with respect to any Stockholder, such Stockholder’s Existing Shares, together with any outstanding shares of Company Common Stock that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

(e) “Existing Shares” means, with respect to any Stockholder, the number of outstanding shares of Company Common Stock Beneficially Owned (and except as may be set forth on Schedule I hereto, owned of record) by such Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule I hereto.

(f) “Representatives” means the officers, directors, employees, agents, advisors and affiliates of a Person.

(g) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise). In the event that any Stockholder that is a corporation, partnership, limited liability company or other legal entity ceases to be controlled by the Person controlling such Stockholder, such event shall be deemed to constitute a “Transfer”.

ARTICLE II

VOTING

Section 2.01 Agreement to Vote. Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Special Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares as to which such Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares that are entitled to vote in each case: (i) in favor of the adoption of the Merger Agreement, approval of the Merger or any other action of the stockholders of the Company reasonably requested by Parent in furtherance thereof; (ii) against any action or agreement that is in opposition to, or competitive or inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder contained in this Agreement; (iii) against any Company Acquisition Proposal; and (iv) against any other action, agreement or transaction that would otherwise materially interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Stockholder of his or its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of members to the Board of Directors of the Company; (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent; or (E) any other change in the Company’s corporate structure or business.

Section 2.02 Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its or his Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent, with full power of substitution and re-substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote or otherwise to act on behalf of such Stockholder with respect to his Covered Shares with respect to the matters set forth in, and in the manner contemplated by Section 2.01 as such proxy or his substitute shall, in Parent’s sole discretion, deem proper with respect to his Covered Shares. The proxy granted by each Stockholder pursuant to this Section 2.02 is, subject to the penultimate sentence of this Section 2.02, irrevocable and is coupled with an interest, and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of Parent entering into this Agreement and the Merger Agreement. If any Stockholder fails for any reason to be counted as present or to vote such Stockholder’s Covered Shares in accordance with the requirements of Section 2.01 (or anticipatorily breaches such section), then Parent shall have the right to cause to be present or vote such Stockholder’s Covered Shares in accordance with the provisions of Section 2.01. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the termination of this Agreement, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.01.

Section 2.03 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares except with respect to matters that do not breach in any material respect the voting obligations set forth in Section 2.01(b) and (iii) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its or his material obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each Stockholder hereby represents and warrants to Parent as follows:

Section 3.01 Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it or him of its or his obligations hereunder and the consummation by it or him of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it or him of this Agreement, the performance by it or him of its or his obligations hereunder or the consummation by it or him of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it or him in accordance with its terms.

Section 3.02 Ownership. Schedule I sets forth opposite such Stockholder’s name the number of shares of Company Common Stock over which such Stockholder has Beneficial Ownership as of the date hereof. Subject to Section 4.01, such Stockholder’s Existing Shares are, and from the date hereof through and including the Closing Date will be, Beneficially Owned by such Stockholder. Subject to Section 4.01, any Covered Shares of such Stockholder acquired after the date hereof will be from and after such date through and including the Closing Date Beneficially Owned by such Stockholder. Such Stockholder has and will have the sole power to vote and dispose of such Stockholder’s Existing Shares. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Liens. As of the date hereof, neither such Stockholder nor any affiliate of such Stockholder Beneficially Owns or holds any right to acquire any additional shares of Company Common Stock or any other voting securities of the Company or its Subsidiaries.

Section 3.03 No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its or his obligations under this Agreement will not, result in any Violation of (i) any Law or Order applicable to such Stockholder or by which any of its or his assets or properties is bound or (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which such Stockholder is a party or by which such Stockholder or any of its or his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.04 Consents and Approvals. Except for filings required by or advisable under applicable securities Laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its or his obligations under this Agreement and the consummation by it or him of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

Section 3.05 Absence of Litigation. There is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder before or by any Governmental Entity that could reasonably be expected to impair in any material respect the ability of such Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.06 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to a fee or commission from Parent, Acquisition or the Company in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

ARTICLE IV

OTHER COVENANTS

Section 4.01 Prohibition on Transfers, Other Actions. Each Stockholder hereby agrees not to (i) Transfer any of its or his Covered Shares, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could materially restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its or his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void. Subject to Section 4.03, each Stockholder also agrees not to engage in any transaction with respect to any of the Covered Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

Section 4.02 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03 No Solicitation. Each Stockholder agrees that (i) it or he shall not and (ii) it or he shall use reasonable best efforts to ensure that its or his Representatives shall not, (A) directly or indirectly, initiate, solicit or encourage (including by way of providing information) any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal, (B) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, (C) recommend, adopt or approve, or propose to recommend, adopt or approve, a Company Acquisition Proposal or (D) agree or propose to do any of the foregoing. Each Stockholder agrees that it or he will, and it or he will cause its or his Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal or any potential Company Acquisition Proposal.

Section 4.04 Notice of Acquisitions. During the term of this Agreement, upon the written request of Parent, each Stockholder hereby agrees to disclose to Parent in writing the number of any additional shares of Company Common Stock or other voting securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof, such written disclosure to be made by such Stockholder within five Business Days of such written request from Parent. The filing of a Form 4 by such Stockholder with the Securities and Exchange Commission shall be deemed to be full compliance by such Stockholder with the obligations under this Section 4.04.

Section 4.05 Stockholder Capacity. Each Stockholder has entered into this Agreement solely in its or his capacity as the record or beneficial owner of the Covered Shares (and not in any other capacity, including, without limitation, any capacity as a director or officer of the Company) and nothing herein shall limit or affect any actions taken by such Stockholder, or require such Stockholder to take any action, in his capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in his capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by him in such capacity shall not be deemed to constitute a breach of this Agreement.

Section 4.06 Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenter rights or any similar rights to demand fair value for the Covered Shares in connection with or otherwise relating to the Merger or any related transaction that such Stockholder may directly or indirectly have by virtue of the record or beneficial ownership of any shares of Company Common Stock.

Section 4.07 Further Assurances. Without limiting the foregoing, each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and Schedule 13E-3 such Stockholder’s identity and ownership of its or his Covered Shares and the nature of such Stockholder’s obligations under this Agreement; provided, however, that Parent shall use its commercially reasonable efforts to give such Stockholder advance notice of such disclosure and the opportunity to provide to Parent comments thereto.

Section 4.08 Company Preferred Stock Matters. Each Stockholder acknowledges and agrees that (i) each share of the Company Preferred Stock (A) is entitled to the number of votes equal to the number of whole shares of Company Common Stock into which the number of shares of Company Preferred Stock are convertible and (B) shall vote together with the Company Common Stock at the Special Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof and (ii) no separate class vote of the Company Preferred Stock is required to consummate the Merger or the other transactions contemplated hereby or in the Merger Agreement. Additionally, each Stockholder agrees that to the extent any shares of Company Preferred Stock (other than any shares of Company Preferred Stock that are Rollover Shares) are not converted into Company Common Stock prior to the Effective Time, such Stockholder shall take all steps necessary, including by voting in favor of any proposed amendment to the Company’s Articles of Incorporation, to amend the terms of the Company Preferred Stock to permit the Company to redeem such shares of Company Preferred Stock at the Effective Time.

ARTICLE V

MISCELLANEOUS

Section 5.01 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms or (iii) any amendment of the Merger Agreement which reduces the consideration thereto payable to any Stockholder or otherwise disproportionately adversely impacts any Stockholder in any material respect, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Section 5.01 and of Sections 5.03 through 5.13 shall survive any termination of this Agreement. Nothing in this Section 5.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for breach of this Agreement.

Section 5.02 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.03 Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one Business Day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (EST) on any Business Day or on any day other than a Business Day or (iv) three Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a)	if to Parent or Acquisition, to:

c/o Wellspring Capital Management LLC

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William F. Dawson, Jr.

Facsimile: (212) 318-9810

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Angelo Bonvino, Esq.

Facsimile: (212) 757-3990

(b)	if to the Stockholders, to:

Dennis R. Sciotto

Dennis R. Sciotto Family Trust

7315 El Fuerte Street

Carlsbad, CA 92009

Facsimile: (337) 896-6655

with a copy to:

Kean Miller Hawthorne D’Armond McCowan & Jarman, LLP

One American Place

301 Main Street, Suite 1800

Baton Rouge, Louisiana 70801

Attn: Dean Cazenave, Esq.

Facsimile: (225) 215-4083

Section 5.04 Interpretation. As used herein, the words “hereof’, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article”, “Section” and “Exhibit” are references to the articles, sections and exhibits of or to this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of” any Person or any similar phrase means the actual knowledge, after due inquiry, of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons or, if such Person is a natural Person, the knowledge, after due inquiry, of such Person. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 5.05 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile or portable document format (pdf)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.06 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.07 Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

Section 5.08 Specific Performance. The parties agree that irreparable damage would occur and that the parties and the third party beneficiaries of this Agreement would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.01, each party shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. The parties further agree that (x) by seeking the remedies provided for in this Section 5.08, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 5.08 are not available or are otherwise not granted and (y) nothing in this Section 5.08 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 5.01.

Section 5.09 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Courts for the State of Delaware (the “Designated Courts”), in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Designated Courts. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR

PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.10 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholders.

Section 5.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, the validity, legality and enforceability of all other conditions and provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and if the parties cannot come to an agreement, such term or provision shall be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the parties hereto.

Section 5.12 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.13 Expenses. All costs and expenses (including legal fees) (i) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses and (ii) incurred due to or in connection with any action to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

WELLSPRING OMNI HOLDINGS CORPORATION

By:	/s/ Joshua C. Cascade
	Name:	Joshua C. Cascade
	Title:	Secretary and Treasurer

[SIGNATURE PAGE – SCIOTTO VOTING AGREEMENT]

DENNIS R. SCIOTTO FAMILY TRUST
DATED 12/19/94

By:	/s/ Dennis R. Sciotto
	Name:	Dennis R. Sciotto
	Title:	Trustee

/s/ Dennis R. Sciotto
Dennis R. Sciotto

[SIGNATURE PAGE – SCIOTTO VOTING AGREEMENT]

SCHEDULE I

Ownership of Company Common Stock

Name and Address of Stockholder	Beneficial Ownership

Dennis R. Sciotto	3,033,699 shares of Company Common Stock
Dennis R. Sciotto Family Trust 7315 El Fuerte Street Carlsbad, CA 92009	4,560 shares of Company Preferred Stock (convertible into 2,338,461 shares of Company Common Stock)